EXHIBIT 99.1

NEWS RELEASE

August 11, 2011	OTC QB: DPDW

DEEP DOWN REPORTS SECOND QUARTER 2011 RESULTS

●	$156 thousand of Net Income before Equity in Joint Venture Operations
●	Comparable Revenues increase 42 percent to $7.1 million
●	Comparable Modified EBITDA increases $798 thousand

HOUSTON August 11, 2011/PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC QB: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today reported $156 thousand of net income before equity in joint venture operations for the second quarter of 2011, an improvement of $648 thousand, or 132 percent, over the same period in 2010.

OPERATING RESULTS

For the second quarter of 2011, Deep Down reported a net loss of $46 thousand, or $0.00 loss per diluted share, compared to a net loss of $492 thousand, or $0.00 loss per diluted share, in the second quarter of 2010.

Revenues for the second quarter of 2011 were $7.1 million. Revenues for the second quarter of 2010 were $9.6 million, but included $4.6 million related to our Flotation operating segment, which was contributed to the Cuming Flotation Technologies, LLC joint venture (“CFT”), in which we have a 20 percent equity interest, effective December 31, 2010. Excluding the second quarter 2010 revenues related to the Flotation operating segment, comparable revenues increased $2.1 million or 42 percent from the quarter ended June 30, 2010 to the quarter ended June 30, 2011, primarily as the result of large buoyancy and carousel fabrication projects, both of which are scheduled to be completed in the third quarter of 2011.

Gross profit for the second quarter of 2011 was $1.9 million, or 27 percent of revenues. Gross profit for the second quarter of 2010 was $3.6 million or 38 percent of revenues, and included $1.4 million related to our Flotation operating segment, which was contributed to CFT effective December 31, 2010. Excluding the second quarter 2010 gross profit related to the Flotation operating segment, comparable gross profit decreased $267 thousand or 14 percent from the quarter ended June 30, 2010 to the quarter ended June 30, 2011, primarily as the result of our project composition. In the second quarter of 2010, our projects were composed primarily of high margin rental and service work.  However, in the second quarter of 2011, our project composition was focused more heavily on product fabrication projects. While one of our projects enjoyed a very high gross profit margin, our other major fabrication project’s gross profit margin was marginal.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before the effects of net interest expense, income taxes, non-cash stock compensation expense, equity in net loss of joint venture, non-cash impairments, depreciation and amortization and other non-cash items.  Modified EBITDA for the second quarter of 2011 was $768 thousand. Modified EBITDA for the second quarter of 2010 was $912, and included $942 thousand related to our Flotation operating segment, which was contributed to CFT effective December 31, 2010. Excluding the second quarter 2010 Modified EBITDA related to the Flotation operating segment, comparable Modified EBITDA increased $798 thousand from the quarter ended June 30, 2010 to the quarter ended June 30, 2011, primarily due to lower selling, general and administrative expenses of $1.2 million, partially offset by lower gross profit of $267 thousand, as previously mentioned.

WORKING CAPITAL

The Company had a working capital deficit of $2.7 million at June 30, 2011, a decrease of $4.3 million from the $1.6 million of working capital at December 31, 2010. This decrease is due primarily to a $3.0 million decrease in cash caused by the completion of a large installation project we performed offshore Gabon, West Africa. We believe we will achieve our planned financial results, and therefore we believe that we will have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer stated, “We are thrilled to be able to report $156 thousand of net income before equity in joint venture operations for the second quarter of 2011, our main focus, in addition to successfully executing our projects and managing our cash, has been to return to profitability. This quarter’s results demonstrate we have turned the corner and are heading in the right direction.

“As previously announced, we were awarded two large carousel orders in the second quarter in excess of $8 million. Fabrication of both of these profitable orders is well underway and on-schedule delivery to our customers is expected in the third quarter of 2011 and in the first quarter of 2012.   We also expect our owned and operated 3,200 metric ton carousel to begin generating revenues in the third quarter. Our customers have shown a great deal of interest in our carousel product and we are actively pursuing additional orders. Additionally, we are seeing increased ROV and related services activity in the Gulf of Mexico. All of these factors demonstrate that we are poised for profitability for the remainder of 2011 and beyond.

“CFT’s profit in the second quarter of 2011 was lower than anticipated. It is expected that the shortfall will be recovered during the remainder of the year. Additionally, CFT has been awarded multiple international contracts, the value of which, with options, exceeds $50 million.   We continue to believe very strongly in CFT and its prospects of being a very profitable investment for Deep Down.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Deep Down and Cuming, including future financial and operating results, whether and when the transactions will be consummated, the new combined company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain  financing and approvals for the transaction; the risk that any synergies from the transaction may not be realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Deep Down's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site http://www.sec.gov. Deep Down disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

DEEP DOWN, INC.
SUMMARY FINANCIAL DATA

The table below presents summary financial information:

	For the Three Months Ended June 30,
	2011	2010
(in thousands, except per share amounts)
Results of operations data:
Revenues	$7,094	$9,552
Cost of sales	5,237	5,997
Gross profit	1,857	3,555
Total operating expenses	1,634	3,934
Operating income (loss)	223	(379)
Total other expense	(254)	(91)
Loss before income taxes	(31)	(470)
Income tax expense	(15)	(22)
Net loss	$(46)	$(492)
Net loss per share, basic and diluted	$(0.00)	$(0.00)
Weighted-average shares outstanding	206,395	190,044

Modified EBITDA data:
Net loss	$(46)	$(492)
Add back interest expense, net	58	143
Add back depreciation and amortization	511	1,011
Add back income tax expense	15	22
Add back share-based compensation	28	228
Add back equity in net loss of joint venture	202	-
Modified EBITDA	$768	$912

	For the Six Months Ended June 30,
	2011	2010
(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$(1,239)	$1,565
Investing activities	(1,103)	(1,470)
Financing activities	(625)	112

	June 30, 2011	December 31, 2010
(in thousands)
Balance sheet data:
Cash and cash equivalents	$763	$3,730
Current assets	5,569	9,738
Current liabilities	8,246	8,089
Working capital	(2,677)	1,649
Total assets	29,305	33,624
Total debt	4,247	4,052
Total liabilities	8,679	10,532
Stockholders' equity	20,626	23,092

	For the Three Months Ended June 30,
	2011	2010
(in thousands)
Net income before equity in joint venture operations data:
Net loss	$(46)	$(492)
Add back equity in net loss of joint venture	202	-
Net income before equity in joint venture operations	$156	$(492)